Exhibit 3.3.8

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION OF
PATRIOT SCIENTIFIC CORPORATION

Patriot Scientific Corporation, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

I.                The amendment to the Corporation’s Certificate of Incorporation set forth below was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

II.               The first paragraph of the FIFTH Article of the Certificate of Incorporation of the Corporation be amended to read as follows:

FIFTH.  The aggregate number of shares of capital stock of all classes which the Corporation shall have authority to issue is SIX HUNDRED FIVE MILLION (605,000,000), having a par value of $.00001 per share, of which SIX HUNDRED MILLION (600,000,000) shall be designated Common Stock (the “Common Stock” or “Common Shares”), and FIVE MILLION (5,000,000) shall be designated Preferred Stock, par value $.00001 per share (the “Preferred Stock”). The Preferred Stock may be issued from time to time in one or more series. All shares shall be issued for such consideration or considerations as the Board of Directors of the Corporation may from time to time determine.  All rights, preferences, voting powers, relative, participating, optional or other special rights and privileges, and qualifications, limitations or restrictions of the Preferred Stock shall be fixed by the Board of Directors of the Corporation. The rights, preferences, voting powers, relative, participating, optional or other special rights and privileges, and qualifications, limitations or restrictions of the Common Stock shall be expressly made subject and subordinate to those that may be fixed with respect to any shares of the Preferred Stock and shall be as follows:

IN WITNESS WHEREOF, Patriot Scientific Corporation has caused this Certificate of Amendment to be executed by Frederick C. Goerner, its authorized officer, on this 12th day of March, 2009.

/s/ FREDERICK C. GOERNER
Frederick C. Goerner, President and
Chief Executive Officer